SECURITIES AND EXCHANGE COMMISSION
                 WASHINGTON, D.C. 20549


                SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934

                   (Amendment No.      )


(x )  Filed by the Registrant
(  )  Filed by a Party other than the Registrant

Check the appropriate box:

(  )  Preliminary Proxy Statement
(x )  Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to (section mark)240.14a-11(c) or
      (section mark)240.14a-12




          (Name of Registrant as Specified In Its Charter)



          (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (Check the appropriate box):

(x )  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
(  )  $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
(  )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:
          Common Stock

      2)  Aggregate number of securities to which transaction applies:
          12,758,717

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *

* Set forth the amount on which the filing fee is calculated and state how it was determined.

( ) Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:              $

    2)  Form, Schedule or Registration Statement No.:

    3)  Filing Party:

    4)  Date Filed:

( ) Filing Fee of $          was previously paid on           , 199 ,
    the date the Preliminary Proxy Statement was filed.

                     BRENDLE'S INCORPORATED(registration mark)

                     1995 ANNUAL MEETING OF SHAREHOLDERS




Dear Shareholder:

     You are cordially invited to attend the 1995 Annual Meeting of Shareholders, which will be held at the Jonesville/Elkin Holiday Inn located at the intersection of Interstate 77 and N.C. Highway 67, Jonesville, North Carolina, at 10:00 A. M., Eastern Daylight Time, on Thursday, June 1, 1995.

     At the Annual Meeting the matters referred to in the Notice of Annual Meeting of Shareholders attached hereto will be voted upon. In addition, the Company's management will report on operations and will be available to respond to appropriate questions you may have about the Company's business operations.

     We hope you will be able to attend this year's Annual Meeting in person, and we encourage you to do so. Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to complete, sign, date and return your proxy card promptly in the enclosed envelope. No postage is required if mailed in the United States.

                              Sincerely,




                              JOSEPH M. MCLEISH, JR.
                              President and Chief Executive Officer

May 1, 1995

             BRENDLE'S INCORPORATED(Registration mark)
                1919 North Bridge Street Extension
                   Elkin, North Carolina  28621



             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           June 1, 1995



     The Annual Meeting of Shareholders of Brendle's Incorporated, a North Carolina corporation (the "Company"), will be held at the Jonesville/Elkin Holiday Inn located at the intersection of Interstate 77 and N.C. Highway 67, Jonesville, North Carolina at 10:00 A. M., Eastern Daylight Time, on Thursday, June 1, 1995, for the purposes of:

     1.   Electing seven directors;

     2. Ratifying and approving the appointment of Price Waterhouse LLP as independent accountants for the Company; and

     3. Transacting such other business as may properly come before the meeting.

     Only holders of record of Common Stock, $1.00 par value per share, of the Company as of the close of business on April 10, 1995 will be entitled to notice of and to vote at the meeting, as set forth in the accompanying Proxy Statement.

     A list of shareholders entitled to vote at the meeting may be examined at the Company's headquarters, 1919 North Bridge Street
Extension, Elkin, North Carolina 28621, during the ten-day period preceding the meeting, and at the meeting.


                              DAVID R. RENEGAR
                              Secretary

May 1, 1995

             BRENDLE'S INCORPORATED(Registration mark)
                1919 North Bridge Street Extension
                   Elkin, North Carolina  28621
                __________________________________

                         PROXY STATEMENT
                        Dated May 1, 1995
                __________________________________

                       GENERAL INFORMATION

     The accompanying form of proxy is solicited by the Board of Directors of Brendle's Incorporated, a North Carolina corporation (the "Company"), in connection with the 1995 Annual Meeting of Shareholders of the Company scheduled to be held on Thursday, June 1, 1995, and any adjournments thereof. All shares of the Company's Common Stock, $1.00 par value per share ("Common Stock"), represented by duly executed proxies delivered in timely fashion to the Company will be voted in accordance therewith. A shareholder furnishing the accompanying proxy may revoke it any time prior to the voting of the proxy by delivering to the Corporate Secretary of the Company another proxy bearing a later date or a written notice of revocation or by voting in person at the Annual Meeting.

     Solicitation of proxies may be made personally or by telephone, telegraph or mail by officers and employees of the Company who will not be additionally compensated therefor. The Company will request persons, such as brokers, nominees and fiduciaries, holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such persons for their expenses in so doing. Certain agents of the Company may assist in mailing proxy material for consideration consisting only of reimbursement of mailing expenses or related costs. The total cost of soliciting proxies will be borne by the Company.

                              VOTING

     As of the close of business on April 10, 1995 (the "Record Date"), there were outstanding and entitled to vote, 12,758,717 shares of Common Stock held of record by 2607 holders. Only holders of record of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting, with one vote for each share held on the Record Date (unless the shares are voted cumulatively, as described below). The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to security holders is May 1, 1995.

     Election of directors of the Company (Item 1 on the Proxy) will be by a plurality of the votes cast at the Annual Meeting. Appointment and notification of the independent accountants (Item 2 on the Proxy) will require the affirmative vote of the holders of at least a majority of the shares of Common Stock voted at the Annual Meeting. For purposes of voting, a quorum of shareholders must be present at the Annual Meeting. All votes will be cast as part of a single class of stock.

     Under North Carolina law, as it applies to the Company, there is no right to cumulative voting for the election of directors, unless it appears that at the time of the election there is a shareholder who owns or controls more than 25% of the Company's voting stock. Since it appears that no such shareholders will exist, cumulative voting for the election of directors will not be allowed at the Annual Meeting.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock, the Company's only class of equity voting security, as of April 10, 1995, by the Named Executives (as defined under the heading herein "Executive Compensation") and by each person, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common
Stock:


                                         Common Stock Beneficially Owned(1)
Name and Address of Beneficial Owner(2)   Amount and nature of  Percentage
                                          Beneficial Ownership   of Class


Douglas D. Brendle . . . .                      2,135,372(3)       16.7%


D & L Brendle Associates . . . . . . . .        1,035,000(4)        8.1%


S. Floyd Brendle . . . . . . . . . . . . .      1,723,515(5)       13.5%


K & F Brendle Associates . . . . . . . . .        500,000(6)        3.9%


William F. Cosby . . . . . . . . . . . . .        450,797(7)        3.5%


Patty Brendle Redway (Trusts under Agreement
with J. Harold Brendle). . . . . . . . . . .    1,912,667(8)       15.0%


William V. Grady . . . . . . . . . . . . . .       2,000             *


David R. Renegar . . . . . . . . . . . . . .       2,460(9)          *


Gregory S. Stegall . . . . . . . . . . . . .       5,000(10)         *


First Union National Bank. . . . . . . . . . .  1,009,615           7.9%



     *less than 1%

(1) None of the persons or entities other than David R. Renegar, indicated own any shares subject to options exercisable on April 10, 1995 or within 60 days thereafter.

(2) The address of these beneficial owners, except First Union National Bank and Patty Brendle Redway, is c/o Brendle's Incorporated, 1919 North Bridge Street Extension, Elkin, North Carolina 28621. The address of Patty Brendle Redway is c/o Wachovia Bank and Trust Company, N.A., Trust Department, Post Office Box 3099, Winston-Salem, North Carolina 27102. The address for First Union National Bank is P.O. Box 889, Elkin, NC 28621.

(3) At January 28, 1995, Douglas D. Brendle served as the Company's Chief Executive Officer and President. Mr. Brendle resigned these positions on February 27, 1995. Of such 2,135,372 shares, Douglas
     D. Brendle may be deemed to have sole voting power as to 956,886 shares, shared voting power as to 1,178,486 shares, sole investment power as to 956,886 shares and shared investment power as to 1,178,486 shares.

     The above shares include (i) 1,035,000 shares held by D & L Brendle Associates, a North Carolina limited partnership in which the general partners are Lydia U. Brendle, wife of Douglas D. Brendle, and a corporation controlled by Douglas D. Brendle and members of his family, (ii) 133,036 shares held by Lydia U. Brendle as trustee for their daughter, as to which shares Lydia U. Brendle has sole voting and investment power, (iii) 5,450 shares held individually by Lydia U. Brendle, (iv) 5,000 shares held jointly by Douglas D. Brendle and Lydia U. Brendle, (v) 869,629 shares held of record by Lydia U. Brendle under a trust agreement with Douglas D. Brendle which is revocable by him and as to which shares he retains all voting and dispositive powers, and (vi) 87,257 shares of which Mr. Brendle is the sole record and beneficial owner.

     Mr. Brendle disclaims beneficial ownership of the shares described in items (i), (ii) and (iii) above and any other shares held by D & L Brendle Associates and also disclaims membership in any "group," within the meaning of the Exchange Act.

(4) D & L Brendle Associates may be deemed to have sole voting and investment power as to all of such 1,035,000 shares and shared voting and investment power as to none of such shares. D & L Brendle Associates disclaims beneficial ownership of any additional shares in excess of the 1,035,000 shares over which it has sole voting and dispositive power and also disclaims membership in any "group," within the meaning of the Exchange Act.

(5) Of such 1,723,515 shares S. Floyd Brendle may be deemed to have sole voting power as to 1,223,515 shares, shared voting power as to 500,000 shares, sole investment power as to 1,223,515 shares and shared investment power as to 500,000 shares.

     The above shares include 500,000 shares held by K & F Brendle Associates, a North Carolina limited partnership in which the general partners are Kathryn C. Brendle, wife of S. Floyd Brendle, and a corporation controlled by S. Floyd Brendle and members of his family. Excluded are an aggregate of 870 shares represented by presently exercisable options held by Mr. Brendle's son, who is an adult not living in Mr. Brendle's home.

     Mr. Brendle disclaims beneficial ownership of any shares held by K & F Brendle Associates as well as the shares excluded above and also disclaims membership in any "group," within the meaning of the Exchange Act.

(6) K & F Brendle Associates may be deemed to have sole voting and investment power as to all of such 500,000 shares and shared voting and investment power as to none of such shares. K & F Brendle Associates disclaims beneficial ownership of any additional shares in excess of the 500,000 shares over which it has sole voting and investment power and also disclaims membership in any "group," within the meaning of the Exchange Act.

(7) Of such 450,797 shares, William F. Cosby may be deemed to have sole voting power as to 120,797 shares, shared voting power as to 330,000 shares, sole investment power as to 120,797 shares and shared investment power as to 330,000 shares.

     The above shares include 330,000 shares held by C & W Cosby
     Associates, a North Carolina limited partnership in which the general partners are Patricia R. Cosby, wife of William F. Cosby, and a corporation controlled by William F. Cosby and members of his family.

     Mr. Cosby disclaims beneficial ownership of any shares held by C & W Cosby Associates and also disclaims membership in any "group," within the meaning of the Exchange Act.

(8) Of such 1,912,667 shares, Patty Brendle Redway may be deemed to have sole voting and investment power as to all of such shares, and shared voting and investment power as to none of such shares.

     All of the above 1,912,667 shares are held in two trusts created under an agreement dated October 20, 1982 with J. Harold Brendle. Patty Brendle Redway, widow of J. Harold Brendle, has sole voting and investment power over all such shares. Wachovia Bank and Trust Company, N.A., a subsidiary of The First Wachovia Corporation, is trustee of such trusts.

     Excluded are an aggregate of 5,870 shares, 870 of which are represented by presently exercisable options held by Ms. Redway's son who is an adult not living in her home.

     Ms. Redway disclaims beneficial ownership of the 1,912,667 shares as well as the other shares excluded above and also disclaims membership in any "group," within the meaning of the Exchange Act.

(9)  Includes 1460 shares represented by presently exercisable options.

(10) Shares are beneficially owned by Joanne Stegall, Mr. Stegall's wife.

The Common Stock holdings of Douglas D. Brendle, S. Floyd Brendle, Patty Brendle Redway (her holdings being with respect to shares forming a part of the Trusts created under an Agreement with J. Harold Brendle), certain members of their immediate families and the family partnerships described above (collectively, the "Brendle Family") aggregate in excess of 45% of the Company's outstanding Common Stock. If all or certain members of the Brendle Family were to vote in the same manner concerning certain matters subject to a vote of shareholders of the Company, the Brendle Family or such members could significantly impact the outcome of any such vote. Accordingly, under proper circumstances the Brendle Family may be said to be in "control" of the Company within the meaning of that term under the Exchange Act. However, the Brendle Family has not agreed to act in concert or as a group in connection with voting any of the Company's Common Stock.


                      ELECTION OF DIRECTORS
                        (Item 1 on Proxy)

     It is intended that the proxies solicited hereunder will be voted for the election of the seven nominees listed below as directors, unless authority so to vote is withheld. The Board of Directors recommends that the shareholders vote for each of the nominees. Each nominee, other than Mr. Westerfield, is currently a member of the Board of Directors. Messrs. Dunn and Northen were appointed to serve for a one year term on the Board of Directors on April 29, 1994 with the right to stand for re-election in accordance with the Company's Plan of Reorganization which was substantially consummated on April 29, 1994. The remaining nominees were elected to their present terms by vote of shareholders at the Company's 1992 Annual Meeting. The Company did not hold an Annual Meeting of Shareholders during the years 1993 and 1994 primarily because of the Company's involvement in reorganization proceedings. Each nominee, if elected, will serve until the Annual Meeting of the Shareholders in 1996, or until his successor shall be elected and shall qualify to serve. If any one or more of the nominees shall become unable to stand for election as a Director at the Annual Meeting, an eventuality not now anticipated by the Board of Directors, then, unless contrary instructions are given by the shareholder, the proxy may be voted for a substitute or substitutes designated by the Board of Directors.

     Since April 29, 1994 the Company's Board of Directors has consisted of nine (9) Board Members. The Company has historically maintained a Board of Directors of seven (7) Directors. As noted above, Messrs. Dunn and Northen were added to the Board on April 29, 1994 in accordance with the Company's Plan of Reorganization. Three of the Company's Directors, Thomas H. Davis, James B. Edwards and John D. Gray, who have served as Directors of the Company since 1987, 1986 and 1984, respectively, have decided not to stand for re-election. Each of Messrs. Davis, Edwards and Gray have indicated that their decision to decline to stand for re-election is due primarily to other commitments and did not involve any disagreements with the Company's management. Stephen T. Westerfield is being nominated to serve on the Board of Directors, resulting in a slate of seven (7) nominees for Director.

     The accompanying form of proxy may not be voted for more than seven persons to be elected as directors. If cumulative voting is in effect at the Annual Meeting, a shareholder's total cumulative votes may not exceed seven times the number of shares said shareholder is entitled to vote.

Nominees for Director; Directors; and Certain Stock Ownership

     Set forth below are the names of the nominees for election to the Board of Directors (which nominees include certain present directors of the Company), their principal occupation or employment during the past five years, all their positions with the Company in the last five years, the Common Stock of the Company beneficially owned by each of them, as well as that beneficially owned by all directors and officers as a group, in each case as of April 10, 1995, and certain other information with respect to such directors:



                                                                          Director of   Common Stock
Name                       Age        Principal Occupation for Past 5       Company     Beneficially     % of
                                       Years and other Information(1)        Since        Owned(2)      Class
Douglas D. Brendle         66         Chairman of the Board of
                                      Directors of the Company
                                      from February, 1986 to
                                      February, 1995; Chief
                                      Executive Officer of the
                                      Company November, 1984 to
                                      February, 1995; President of
                                      the Company from
                                      November, 1984 to June,
                                      1989 and from April, 1993 to
                                      February, 1995.(3)(4)(5)               1954     2,135,372(6)     16.7%

S. Floyd Brendle           64         Vice Chairman of the Board
                                      of Directors of the Company
                                      from April, 1989 to January,
                                      1993; Executive Vice
                                      President of the Company
                                      from November, 1984 to
                                      February, 1989 and from
                                      January, 1993 to April,
                                      1993.(3)(5)(7)                         1954     1,723,515(7)     13.5%

                                        5



William F. Cosby           55         President and Chief Operating
                                      Officer of the Company from
                                      January, 1993 to April, 1993;
                                      Senior vice President of the
                                      Company from February,
                                      1986 to June, 1989; for in
                                      excess of one year prior
                                      thereto he was Vice President
                                      of the Company.                         1973    450,797(8)    3.5%

Robert R. Dunn             48         President of The Finley
                                      Group, Inc., a turn-around
                                      management firm located in
                                      Charlotte, North Carolina
                                      since October, 1993; Vice
                                      President of The Finley
                                      Group, Inc. since 1986.                  1994         0          *

John A. Northen            44         Partner in the law firm of
                                      Northen, Blue, Rooks,
                                      Thibaut, Anderson & Woods
                                      located in Chapel Hill, North
                                      Carolina since 1986.                     1994         0           *

Stephen T. Westerfield     52         President and Chief Executive
                                      Officer of STW International,
                                      a retail consulting firm since
                                      October, 1992; President and
                                      Chief Executive Officer of
                                      Office Mart Holdings Corp.
                                      from June, 1989 to October,
                                      1992; Executive Vice
                                      President of Silo, Inc., a
                                      consumer electronics retailer
                                      from June, 1987 to June,
                                      1989. (9)                               _______        0          *

Patty Brendle Redway       67         Director of the Company
                                      since 1984,(5)(10)                        1984      1,912,667(11) 15.0%


All directors and officers
as a group (11 persons,
including the above)(1)     --                __                                  __      6,226,811(12) 48.8%

     * less than 1%.

  (1) Each of the current directors and officers of the Company previously held the identical directorships and offices with Brendle's Stores, Inc., a wholly-owned subsidiary of the Company, as such person holds with the Company. Brendle's Stores, Inc. previously held the substantial part of the operating assets of the Company. Brendle's Stores, Inc. was merged into the Company on April 29, 1994.

  (2) As reported to the Company by the nominees. Includes, where appropriate, shares held by spouses, minor children, family companies, partnerships and trusts.

  (3) Douglas D. Brendle and S. Floyd Brendle are brothers.

  (4) Douglas D. Brendle serves on Advisory Boards of Appalachian State University and Campbell University and for the Business School of the University of South Carolina.

  (5) By virtue of their stockholdings in the Company, positions with the Company and family relationships, including relationships by marriage, each of Douglas D. Brendle, S. Floyd Brendle and Patty Brendle Redway may be deemed to be a controlling person of the Company within the meaning of the rules of the Securities and Exchange Commission.

  (6) The information as to beneficial ownership set forth in footnote
      (3) under the caption "PRINCIPAL SHAREHOLDERS" is incorporated herein by reference.

  (7) The information as to beneficial ownership set forth in footnote
      (5) under the caption "PRINCIPAL SHAREHOLDERS" is incorporated herein by reference.

  (8) The information as to beneficial ownership set forth in footnote
      (7) under the caption "PRINCIPAL SHAREHOLDERS' is incorporated herein by reference.

  (9) Mr. Westerfield currently serves as a director of Beall's
      Department Stores, Inc.  and  Staples, Inc.

 (10) Patty Brendle Redway is the widow of J. Harold Brendle, who was the brother of Douglas D. Brendle and S. Floyd Brendle.

 (11) The information as to beneficial ownership set forth in footnote
      (8) under the caption "PRINCIPAL SHAREHOLDERS" is incorporated herein by reference.

 (12) Includes 1460 shares which may be acquired upon the exercise of options exercisable April 10, 1995 or within 60 days thereafter. Also includes certain shares as to which beneficial ownership is disclaimed by certain directors and officers as referred to in these footnotes.

  With respect to the obligation of the Company's Executive Officers and Directors to file reports under Section 16(a) of the Securities Exchange Act of 1934, the Company has not received evidence of a timely filed Form 4 or 5 by William F. Cosby, Director of the Company with respect to stock transactions occurring during 1994. Mr. Cosby sold 20,000 shares of Brendle's Incorporated stock in December, 1994.

Committees

  The Board of Directors has an Audit Committee consisting of Douglas D. Brendle, Thomas H. Davis, James B. Edwards, John D. Gray, William F. Cosby and John A. Northen. The Audit Committee provides recommendations regarding matters involving the engagement and discharge of independent auditors, directs and supervises special investigations, reviews the plans for and results of the Company's procedures for internal auditing, and reviews the adequacy of the Company's system of internal accounting controls. Since Messrs. Davis, Edwards and Gray are not standing for re-election to the Board of Directors, it is anticipated that a new Audit Committee will be constituted following the Annual Meeting of Shareholders, which the Audit Committee will have a majority of independent directors.

  Other standing committees of the Board of Directors include the Nominating Committee which nominates new Board members and officers; the Stock Option Committee, which administers the Company's stock option plans; the Stock Appreciation Rights Committee, which administers the Company's Unaffiliated Director Stock Appreciation Rights Plan; the Unaffiliated Directors Committee, which reviews and approves or disapproves certain related party transactions between the Company and any of its affiliates; and the Compensation Committee, which reviews and approves or disapproves certain compensation and employee benefit matters and makes recommendations to the full Board of Directors regarding compensation in general. The Nominating Committee consists of Douglas D. Brendle, Thomas H. Davis and Patty Brendle Redway; the Stock Option Committee, the Stock Appreciation Rights Committee and the Compensation Committee consists of Douglas D. Brendle, S. Floyd Brendle, James B. Edwards, Thomas H. Davis and Robert R. Dunn; and the Unaffiliated Directors Committee consists of Thomas H. Davis, James B. Edwards, and John D. Gray. Since Messrs. Davis, Edwards and Gray are not standing for re-election to the Board of Directors, it is anticipated that new committee assignments will be made following the Annual Meeting of Shareholders for those committees on which these individuals serve.

  During the fiscal year ended January 28, 1995, the Board of Directors held a total of three (3) meetings. The Compensation Committee met twice and the Audit Committee met once. There were no other meetings of formal committees. Also during such fiscal year, no director attended fewer than a total of 75% of the aggregate of all meetings of the Board of Directors and all meetings held by all committees of the Board of Directors on which he served.

  Each of the non-employee or non-officer directors, William F. Cosby, Thomas H. Davis, James B. Edwards, John D. Gray, Robert R. Dunn, John A. Northen and Patty Brendle Redway, receive a standard fee of $10,000 annually for service as a director plus $500 for each Board of Directors' meeting attended. Non-employee members of the Audit Committee and the Compensation Committee receive $250 for each meeting
attended.   The total compensation paid to directors for Fiscal 1995 was
$80,250.   It is anticipated that these fees will continue to be paid to non-employees or non-officer directors in the current year. Directors who are also officers of the Company receive no additional compensation for attending Board of Director or committee meetings. No compensation or fee (other than transportation costs) was paid for membership or participation in any other committee.

                      EXECUTIVE COMPENSATION

  The following table presents the information relating to total compensation during the fiscal year ended January 28, 1995 of the then Chief Executive Officer, Douglas D. Brendle, and the Company's Senior Vice President, William V. Grady, the Company's Vice President and Chief Financial Officer, David R. Renegar, and the Company's Senior Vice President of Merchandising, Gregory S. Stegall (the

"Named Executives"). All remaining Executive Officers of the Company, who served in such capacities on January 28, 1995, were paid less than $100,00 in total compensation for the fiscal year ending January 28, 1995.

  On February 27, 1995 Douglas D. Brendle resigned as the Company's Chairman of the Board, President and Chief Executive Officer and Joseph
M. McLeish, Jr. was appointed as President and Chief Executive Officer by the Board of Directors. In addition, during Fiscal 1995, three other Executive Officers of the Company resigned their positions. William Steven Day, Vice President of Stores, Steven W. Luka, Vice President and General Merchandise Manager, and Aubrey L. Miller, Jr., Vice President of Operations each resigned their positions on July 20, 1994, June 27, 1994 and July 20, 1994, respectively. In addition, Everett V. Purdy, the Company's previous Senior Vice President of Merchandising, resigned his position with the Company on March 22, 1995. Mr. Purdy joined the Company in July 1994 and for Fiscal 1995 did not receive compensation in excess of $100,000.

  Upon Mr. Brendle's retirement from the Company on February 27, 1995, the Company and Mr. Brendle entered into a Retirement and Consulting Agreement which is described below. Upon the resignation of Messrs. Day, Luka and Miller, each was paid a severance amount in accordance with their employment contracts. The payments of these individuals is reflected in footnotes to the Summary Compensation Table set forth below.

                    Summary Compensation Table

                                                                        Long Term
                                                                       Compensation
                                        Annual Compensation                Awards
Name and Principal                                      Other Annual    Options/SARs     All Other
Position(4)(5)(6)(7)(8)     Year    Salary   Bonus     Compensation(1)    (Shares)    Compensation(2)

Douglas D. Brendle       1994-95  $199,992   -0-             -0-              -0-         $20,239
  Chairman and           1993-94  $199,992   -0-             -0-              -0-         $20,596
   Chief Executive       1992-93  $200,000   -0-             -0-              -0-         $56,259
   Officer

William V. Grady(3)      1994-95  $116,930  5,000            -0-            25,000        $  1,250
  Senior Vice President  1993-94  $110,006   -0-             -0-               -0-        $  6,186
                         1992-93  $  8,462   -0-                            30,000        $ 27,600

David R. Renegar         1994-95  $102,617  5,000            -0-            25,000        $    735
  Vice President and     1993-94  $ 98,000   -0-             -0-               -0-        $    693
  Chief Financial        1992-93  $ 98,000   -0-             -0-               -0-        $    488
  Officer

Gregory S. Stegall       1994-95  $100,318  5,000            -0-            25,000        $   743
  Vice President         1993-94  $ 98,000   -0-             -0-               -0-        $   710
                         1992-93  $ 98,000   -0-             -0-               -0-        $   398


  (1) None of the Named Executives received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of his salary and bonus for any of the reported years.

  (2) Includes value of premium payments on life insurance policies for the Named Executives maintained by the Company and moving expenses for William D. Grady in 1992.

  (3)     Mr. Grady joined the Company in December, 1992.

  (4)     On February 27, 1995, the Board of Directors appointed Joseph
          M. McLeish, Jr. as its President and Chief Executive Officer, replacing Douglas D. Brendle. The Company entered into an Employment Contract with Mr. McLeish which is more fully described below and which provides for an annual salary $175,000 and bonuses of up to $75,000 based on the Company's performance. In addition, Mr. McLeish will be reimbursed for certain automobile and moving expenses.

  (5) On July 20, 1994, W. Steven Day, Vice President of Stores, resigned his position with the Company. During Fiscal 1995, Mr. Day was paid $56,915 in salary. Mr. Day was also paid $98,000 as a severance payment under the terms of his Employment Contract with the Company.

  (6) On June 27, 1994, Steven W. Luka, Vice President of Merchandising, resigned his position with the Company. During Fiscal 1995, Mr. Luka was paid $52,901 in salary. Mr. Luka was also paid $105,000 as a severance payment under the terms of his Employment Contract with the Company.

  (7) On July 20, 1994, Aubrey L. Miller, Jr., Vice President of Operations, resigned his position with the Company. During Fiscal 1995, Mr. Miller was paid $57,747 in salary. Mr. Miller was also paid $105,000 as a severance payment under the terms of his Employment Contract with the Company.

  (8) On March 22, 1995, Everett V. Purdy, Vice President of Merchandising, resigned his position with the Company. During Fiscal 1995, Mr. Purdy was paid $88,538 in total compensation, including moving expenses reimbursed in the amount of $18,630. Mr. Purdy will receive $217,000 from the Company as a severance payment pursuant to the terms of his Employment Agreement with the Company. See "Employment Agreements with Named Executives" below.


                         Option/SAR Grants Table

  The following table provides information as to options granted to the Named Executives during Fiscal 1995. No separate stock option rights ("SARs") were granted during Fiscal 1995.


                     Option/SAR Grants in Last Fiscal Year
                     Individual Grants                            Potential Realizable
                            Number of      # of Total     Exercise or                        Value at Assumed
                            Securities     Options/SARs    Base Price                     Annual Rates of Stock
                            Underlying      Granted to       ($/Sh)        Expiration       Price Appreciation
                           Options/SARs    Employees in                       Date             Option Term
                          Granted (#)(1)   Fiscal Year
                                                                                           5%($)         10%($)
Douglas D. Brendle .           -0-             -0-             -0-               --
William V. Grady . . .       25,000             5%             .625           12/1/99      4,315         9,625
David R. Renegar . . .       25,000             5%             .625           12/1/99      4,315         9,625


Gregory S. Stegall . .       25,000             5%             .625           12/1/99      4,315         9,625

____________________

  (1) Options were granted on December 1, 1994 and vest 30% after one year, another 30% after two years, and fully vest after three years. There are no criteria for vesting other than continued employment through the vesting dates and no other material terms of the options.

          Options/SAR Exercises and Year-End Value Table

  The following table provides information as to options exercised or held by the Named Executives during Fiscal 1995.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values

                                                            Number of
                                                            Securities              Value of
                                                            Underlying            Unexercised
                                                           Unexercised           in-the-Money
                       Number of                         Options/SARS at         Options/SARs
                        Shares                               FY-End(#)           at FY-End($)
                       Acquired on        Value            Exercisable/          Exercisable
       Name            Exercise(#)      Realized($)       Unexercisable(1)     Unexercisable(1)
Douglas D. Brendle        --              --                     --                    --

William V. Grady . .    30,000            28,125              /25,000               4,688

David R. Renegar .        --              --                1,460/25,000            4,688

Gregory S. Stegall .      --              --                  /25,000               4,688

____________________

  (1) The number of unexercised options and/or SARs available at fiscal year end, whether exercisable or unexercisable, includes out-of-the money options, and the value of unexercisable options and/or SARs available at fiscal year end does not include out-of-the money options.


           EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVES

  The Company has employment agreements (the "Agreements") with all the Named Executives, and with other employees, including Everett V. Purdy, Vice President of Merchandising, who resigned his position with the Company on March 22,1995. The Agreement with David R. Renegar was executed effective August 1, 1994, and, replaced an employment agreement executed in 1992. Each of the Agreements provided for the payment of severance compensation in the form of a lump sum severance benefit to the Named Executive in the amount of one times the officer's base salary then in effect on the date of termination for Messrs. Grady and Stegall, and two times the officer's base salary then in effect for Messrs. Purdy and Renegar, respectively, if the employment of the Named Executive is terminated for any reason other than the officer's death or disability, or "Cause," as defined in the Agreements. If the employment of a Named Executive is terminated for death or for Cause, he will be entitled only to his base salary through the date of termination. If his employment is terminated by reason of his disability, he will be entitled to receive his base salary for a twelve-month period from the date disabled. The Agreements provide that the Named Executives will not engage in various activities competitive with the business of the Company for a period of one or two years, depending on the respective severance pay period allowed per Named Executive.

     Mr. Doug Brendle retired as President and Chief Executive Officer on February 27, 1995. Effective on March 1, 1995, the Company entered into a Retirement and Consulting Agreement with Mr. Doug Brendle to serve as a consultant to the Company, for a five-year period, in order that the Company may continue to benefit from Brendle's experience, knowledge, reputation and contacts in the industry, and to perform all duties delegated to him by the Board of Directors or President on an as-needed basis. Mr. Doug Brendle was named Chairman Emeritus of the Board of Directors, at no additional compensation. The Retirement and Consulting Agreement provides for annual retirement payments of $200,000 per year for five years (which payments can be accelerated in the event of the sale of all or substantially all of the Company's assets); for health and life insurance for the remainder of his life; and for the continuation of other benefits. The Retirement and Consulting Agreement also provides for a term of three years the annual sum of $5,000 as an allowance for office space, telephone and secretary, for an office for Mr. Brendle located outside of the Company headquarters. The Retirement and Consulting Agreement also provides that the Company continue health insurance coverage for Mr. Brendle's wife, Lydia U. Brendle, for the remainder of her life. The Agreement requires that Mr. Brendle not compete with the Company nor solicit Company employees to enter into competition with the Company during the five years through February 29, 2000.

  On February 27, 1995, the Company entered into an employment agreement with Joseph M. McLeish, Jr. to serve as President and Chief Executive Officer of the Company (the "Employment Agreement"). The Employment Agreement provides for an annual base salary of $175,000 and a possible cash bonus, depending on the Company reaching certain performance levels set by the Board, up to $75,000 on top of his base salary for Fiscal
1995.   In years following Fiscal 1995, Mr. McLeish's formula incentive compensation amounts are subject to such modifications as the Board deems appropriate.

  Mr. McLeish was also granted, on February 27, 1995, pursuant to the terms of a Stock Option Grant Agreement of that date, a total of 50,000 stock options to purchase 50,000 shares of Company stock under the Company's 1986 Stock Option Plan for 62.5(cent mark) per share, representing the fair market value of the shares on February 27, 1995. The options become exercisable, subject to continuous employment with the Company, at the rate of 30% on February 27, 1996; 30% on February 27, 1997, and
40% on February 27, 1998. No portion of the options are exercisable after February 27, 2000.

  Pursuant to the Employment Agreement, the Company agreed to reimburse Mr. McLeish for expenses incurred in connection with his relocation and for certain automobile and other expenses.

  Upon the occurrence of certain triggering events, the Employment Agreement entitles Mr. McLeish to severance pay in a lump sum in the amount of two times his annual base salary then in effect. The triggering events include termination of the Employment Agreement by Mr. McLeish in response to a change in the majority control of the Company, whether in a transaction which is a sale, merger or other business combination. Additional triggering events include termination of the Employment Agreement by the Company for any reason other than Mr. McLeish's death or disability or "Cause," as defined in the Employment Agreement. If Mr. McLeish's employment is terminated for "Cause" or on account of his death, or if he resigns other than in response to a triggering event, he will be entitled only to his earned base salary to the date of termination. If his employment is terminated on account of his disability, he will be entitled to six months in salary from the date of disability.

  The Employment Agreement further provides that Mr. McLeish will not engage in various activities competitive with the business of the Company during the period of his employment under the Employment Agreement and for a period of two years following termination thereof. Mr. McLeish is also restricted during the term of his employment from disclosing confidential information acquired by him during employment with the Company.

Stock Option Plans

  The Company maintains a 1986 Incentive Stock Option Plan, as amended (the "ISO Plan"). The ISO Plan provides for the issuance of stock options for purchase of up to 400,000 shares of the Company's Common Stock (before adjustment for shares issued pursuant to the Plan of Reorganization) by officers and other key employees (including directors who are employees) of the Company and its subsidiaries.

  The ISO Plan permits the grant of incentive stock options within the meaning of Section 422A of the Internal Revenue Code as in effect on the date of grant, as well as non-qualified options which do not meet the requirements of that section. The exercise price for an incentive stock option granted under the ISO Plan will not be less than 100% of the fair market value of the Common Stock on the date of grant, except that the exercise price of incentive stock options awarded to any employee who owns 10% or more of the Company's Common Stock at the date of grant may not be less than 110% of such fair market value. The exercise price for a non-qualified option granted under the ISO Plan will not be less than 95% of the fair market value of the Common Stock on the date of grant. Options may be granted under the ISO Plan at any time prior to February, 1996 and must be exercised within ten years from the date of grant (five years with respect to incentive stock options granted to certain owners of 10% or more of the Company's Common Stock).

  Beginning January 1, 1987, the aggregate fair market value, determined at the date of grant, of stock for which incentive stock options are exercisable for the first time by an employee under the ISO Plan (including all plans of the Company and any parent or subsidiary) during any calendar year became limited to $100,000. Provided that an optionee under the ISO Plan remains in the employ of the Company for one full year after the date options are granted to such employee, the Committee (as hereinafter defined) which administers the ISO Plan has determined that such options become exercisable at a rate of 20% per year, on a cumulative basis, beginning one year from the date of grant.

  The Company also maintains a 1986 Nonqualified Stock Option Plan, as amended (the "1986 Nonqualified Plan"). The 1986 Nonqualified Plan provides for the issuance of stock options for purchase of up to 10,000 shares of the Company's Common Stock (before adjustment for shares issued pursuant to the Plan of Reorganization) by directors of the Company who are not employees of the Company. Options for all 10,000 shares have been granted under the 1986 Nonqualified Plan, and must be exercised within five years from the date of grant. There is no limitation under the 1986 Nonqualified Plan on the number of options which may be granted to a director or on the number of shares which may be subject to any option, except for the maximum number of shares available under the 1986 Nonqualified Plan. Options may not be granted at an exercise price of less than 95% of the fair market value of the Common Stock on the date of the grant. Options become exercisable in full one full year from the date of grant provided that the optionee has continued to serve the Company as a director during that period.

  The Company further maintains a 1990 Stock Option Plan (the "1990 Plan") which was approved by the Shareholders on May 31, 1990 and became effective on June 1, 1990. The 1990 Plan authorizes the grant of both incentive stock options and non-qualified stock options for 10 years from the effective date of the Plan for the purchase of up to 300,000 shares of common stock of the Company (before adjustment for shares issued pursuant to the Plan of Reorganization). A Stock Appreciation Right (a "Right") may be issued in tandem with each specific option granted under the 1990 Plan and may be awarded to a Participant concurrently with the grant of an option. A Right will provide the Participant the right to receive an amount equal to the amount of appreciation in the value of the Company's Common Stock (as defined in the 1990 Plan documents) during the period the Right is outstanding and upon its exercise. The Participant may be entitled to receive this amount either entirely in cash, entirely in Company Common Stock or in some combination of the two. Upon the exercise of either the option or the Right, such exercise will cancel the corresponding option or Right. The option and its corresponding Right will be hereinafter referred to as a "Unit".

  With respect to the granting of Units which consist of incentive stock options under the 1990 Plan: (a) the option price may not be less than the fair market value of the Company's Common Stock on the date of grant of the option; (b) in the case of participants who immediately prior to the grant of the option own more than 10% of the voting power of the Company's shares, the option price may not be less than 110% of the fair market value of the Company's common stock on the date of grant of the option; (c) the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which the options are exercisable for the first time by a participant during any calendar year (including incentive stock options granted under all option plans of the Company) shall not exceed $100,000; (d) only full-time employees of the Company are eligible to receive grants of incentive stock options; (e) the option is not transferable by its holder, except that it may be transferred in the event of death under a will or under the laws of descent and distribution; and (f) the option is exercisable only by the participant to whom it is granted, provided that in the event of such participant's death or legal disability, the option may be exercised by a person designated by the participant or a court-appointed legal representative.

  With respect to non-qualified stock options granted under the 1990
Plan: (a) the option price for options granted to eligible employees and unaffiliated directors may be less than the fair market value of the Company's Common Stock on the date of grant; (b) there is no limit on the aggregate fair market value of the shares for which an employee or an unaffiliated director may be granted a non-qualified stock option; and (c) full-time employees and unaffiliated directors of the Company are eligible to receive non-qualified stock options.

  All options granted under the 1990 Plan (incentive stock options and non-qualified stock options): (a) may not be granted after 10 years from the effective date of the Plan; (b) may not be exercised after ten
(10) years from the date of grant; (c) may be paid in full in cash or, to the extent so authorized, in shares of Common Stock of the Company or in a combination of cash and such shares; and (d) are subject to the Company's right of repurchase at the option price for all shares that are acquired by exercise of options during the year preceding the termination of a participant's employment.

  Rights granted in conjunction with incentive stock options will: (a) expire no later than the expiration of the corresponding option; (b) provide for the payment of no more than 100% of the difference between the exercise price of the option and the market price of the stock subject to the option at the time the Right is exercised; (c) not be transferable except and only in the event the option is transferable;
(d) only be exercisable when the incentive stock option is eligible to be exercised; and (e) be exercisable only when the market price of the stock subject to the option exceeds the exercise price of the option. Rights granted in conjunction with non-qualified stock options may have such terms as the Stock Option Committee determines.

  Both the ISO Plan and the 1990 Plan are administered by the Compensation Committee of the Board of Directors (the "Committee"), which has authority (subject to the respective provisions of the plans) to select the persons to whom, and the number of shares for which, options will be granted, and the time, number, manner of exercise and other terms of the options. The Committee consists of Douglas D. Brendle, S. Floyd Brendle, Thomas H. Davis, James B. Edwards and Robert
R. Dunn, none of whom is eligible to receive options under any of the plans, and each of whom (as required by the respective provisions of the plans) is a "disinterested person" within the meaning of that term pursuant to Rule 16b-3 adopted under the Exchange Act. An option may be exercised by payment to the Company of cash or, at the Committee's discretion, by the surrender of shares of the Company's Common Stock or a combination of cash and such shares. The market values of the securities called for by the options under the ISO Plan and under the 1986 Nonqualified Plan, based on the average of the high and low reported prices for the Company's Common Stock on the NASDAQ System for National Market Issues on January 28, 1995, were $517,070 and $323,169, respectively. The Company receives no payment for the granting of the options.


Stock Appreciation Rights Plans

  Effective August 18, 1989, the Company adopted, and currently maintains, the Brendle's Key Employee Stock Appreciation Rights Plan (the "Employee SAR Plan") and the Brendle's Unaffiliated Directors Stock Appreciation Rights Plan (the "Directors SAR Plan"). The Employee SAR Plan provides for the issuance of up to a maximum of 75,000 stock appreciation rights. Participation in the Plan is limited to "key employees" of the Company, who are considered to be those employees who are in a position to materially affect the operations and profitability of the Company by reason of the nature and extent of their duties and responsibilities.

  The Employee SAR Plan provides that participants shall be awarded stock appreciation rights for periods of not less than three years nor more than six years. Stock appreciation rights awarded to participants are also subject to a vesting schedule which provides for vesting of rights granted under the Employee's SAR Plan with the percentage of vesting to be determined by the Stock Appreciation Rights Committee, but which shall not permit 100% vesting earlier than the time the participant has five years of continuous employment with the Company.

  Upon exercise of stock appreciation rights, participants will receive a cash payment in an amount equal to the increase, if any, in the market value of the shares of common stock of the Company as of the date of grant and the market value of the stock on the date of exercise of the stock appreciation rights.

  The Directors SAR Plan provides for the issuance of stock appreciation rights to unaffiliated directors of the Company, which are exercisable for the duration of the exercise period which shall not be less than six months from the date of grant. Rights awarded to participants under the Directors SAR Plan are deemed fully vested as of the date of grant. Any participant, however, who ceases to serve as an unaffiliated director of the Company for any reason other than his death or disability shall have no further rights under the Directors SAR Plan. Rights granted to unaffiliated directors may be exercised prior to their expiration only during specified periods of each year. Upon exercise, a participant is entitled to receive a cash payment in an amount equal to the appreciation in market value of the shares of Common Stock of the Company at the date of grant and the market value of the Common Stock of the Company on the date of exercise of the right.


     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation committee (the "Committee") sets executive officers' salaries, formulates bonuses for the Company's management awarded under the Company's annual incentive compensation program, reviews and approves compensation policies and plans for officers and other key employees, reviews and approves salary and other compensation of officers and other key employees, makes recommendations to the Board of
Directors of the Company (the "Board") with respect to the compensation of directors and administers the Company's stock-based incentive plans. The members of the Committee are all non-employees of the Company, except Mr. Douglas D. Brendle, while a committee member, served as President and Chief Executive Officer of the Company from April 13, 1993, to February 27, 1995. The Committee reviews and revises the Company's compensation policies from time to time, as the needs of the Company and the hiring or retention of executives for the Company require. The policies are reviewed in light of their overall consistency, in the subjective view of the Committee, with the Company's financial performance, its business plan and its position within the discount retail industry as well as the compensation policies of similar companies in the discount retail business. The compensation of individual executives is then evaluated by the Committee in accordance with its established executive compensation policies. Following the Company's substantial consummation on or about April 29, 1994 of the reorganization plan mentioned elsewhere herein, the Committee reviewed the Company's executive compensation plan. This review resulted in a recommendation by the Committee to the Board, which was adopted by the Board on September 15, 1994. This Board resolution formed a basis for employment agreements with the four (4) then highest ranking executive officers, other than Mr. Douglas D. Brendle, those being Messrs. Grady, Purdy, Renegar and Stegall. These executive officers (herein called the "Named Officers") entered into or revised their employment agreements with the Company, to include severance arrangements, in certain events, of one or two years' compensation and agreed to non-compete agreements for the length of their agreed severance terms. Each Named Officer was also granted, in December, 1994, 25,000 stock options, as described below.

  On April 19, 1995, the Committee adopted a formalized statement of policy concerning compensation of the Company's executive officers, which reflects the overall executive compensation policies which were used to form the basis of the said employment agreements and stock option grants for the said four (4) Named Officers and used in the hiring of Mr. McLeish, as stated below. The statement of policy follows:

  "The Brendle's Executive Compensation Plan is designed:

  (bullet) to attract and retain talented executives by providing a compensation program that is competitive with the compensation provided to executives at companies of comparable size and position in the discount retail business, while maintaining compensation within levels consistent with the Company's business plan, financial objectives and operating performance;

  (bullet) to provide appropriate incentives for executives to work toward the achievement of the Company's annual performance targets established in the Company's business plan; and

  (bullet) to more closely align the interests of executives with those of shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options or other equity-based long-term incentive compensation."

  Compensation of Executive Officers Other than the Chief Executive Officer. The Company offers executive officers base salary, possible annual incentive compensation and long-term incentive compensation, determined in accordance with the general principles set forth below.

  Base Compensation. In determining annual base compensation adjustments for each executive officer, the Committee predicates its decision on a subjective assessment of the individual executive's performance in light of that executive's job responsibilities. During Fiscal 1995, Messrs. Grady, Renegar and Stegall received base compensation increases of $15,000, $10,000 and $5,000, respectively.
The Committee approved these increases in the base salaries, after reviewing their responsibilities and performance levels in comparison to levels of executives with similar responsibilities at other companies in the discount retail industry, and based upon additional responsibilities assigned these officers.

  Annual Incentive Compensation. At present, the Company does not have a formal annual incentive (bonus) compensation system for its executive officers, other than for the President and Chief Executive Officer, as outlined below. However, the Company has indicated to these executive officers that it will consider possible annual incentive compensation (bonuses) in the discretion of the Board and/or the Chief Executive Officer, based upon individual performance, or achievement of the Company's business plan or other criteria selected by the Board and/or the Chief Executive Officer, in their sole discretion. For Fiscal 1995, $5,000 bonuses were paid Messrs. Grady, Renegar and Stegall based upon the President's judgment of their superior individual performances during the reorganization proceeding and later in the fiscal year.

  Long-Term Incentive Compensation. The Company uses stock options and stock appreciation rights as the primary vehicles for long-term incentive compensation, which are issued pursuant to the Brendle's stock option plans mentioned elsewhere herein.

  In Fiscal 1995, the Company granted options to purchase 25,000 shares of Common Stock to each of Messrs. Grady, Purdy, Renegar and Stegall, and options to purchase 50,000 shares were granted on February 27, 1995, to Mr. Joseph M. McLeish, Jr., the new President and Chief Executive Officer as further described below. Mr. Purdy's options terminated when he left the Company in April, 1995. Options to purchase an aggregate of 500,000 shares were granted during Fiscal 1995 to these and 291 other employees of the Company, including store and distribution center managers, as well as various levels of corporate management. The size of the option grant to each executive officer was determined by the Committee based upon a subjective assessment of such executive officer's performance and his or her respective level in the organization. The Committee does not consider the number of shares beneficially owned by executive officers when making such grants. The exercise price of each option equaled the fair market value of the common Stock as of the date of grant. The options vest at the rate of 50% per year for two (2) years for those employees receiving generally less than five thousand (5,000) options, and vest at the rate of 30%, 30% and 40%, annually, over a three (3)-year period for those employees receiving generally five thousand (5,000) options or more, and are not contingent upon any performance or other criteria other than continued employment through the vesting dates. All options expire five (5) years from the date of grant.

  Although the Company's stock option plans, as previously approved by shareholders, permit the Committee to grant non-qualified stock options exercisable at less than their fair market value on the date of grant, the Committee has not done so in recent years and has no current intention of doing so.

  Compensation of President and Chief Executive Officer. Douglas D. Brendle was the President and Chief Executive Officer during the fiscal year, and his base compensation was at the rate of $200,000 per year, which it had been since he voluntarily reduced his annual compensation from $250,000 to $200,000 on January 19, 1992. Mr. Brendle retired on February 27, 1995. On February 27, 1995, after an extensive search for a qualified individual to assume the significant responsibilities of President and Chief Executive Officer, the Company executed an Employment Agreement with Joseph M. McLeish, Jr. to assume those responsibilities. Taking into consideration its philosophy of linking the compensation of senior executive officers to the performance of the Company's stock through grants of stock options, and its desire to encourage decision making that will produce near-term as well as long-term benefits to the Company and its shareholders by providing annual cash incentives to the Chief Executive Officer, the Committee determined that Mr. McLeish's compensation should include a balance of these forms of long-term and annual incentive compensation. In negotiations of the terms of Mr. McLeish's Employment Agreement, the Company sought to strike this balance, taking into consideration the responsibilities he would assume, the general shortage of qualified executives with experience in discount retail operations, and the Company's need to attract a person meeting the requisite qualifications.

  The President and Chief Executive Officer's Employment Agreement provides that until he or the Company terminates the Agreement, or the Board approves otherwise, he shall be entitled to (i) an annual base salary of $175,000, (ii) the possibility of earning an annual bonus of up to an additional $75,000 on top of his base salary in the fiscal year ending January 27, 1996, and in the fiscal years following, based on Company performance levels established by the Board, and (iii) stock options to purchase 50,000 shares of Common Stock. The President and Chief Executive Officer has been or will be reimbursed for certain relocation and auto expenses and similar matters.

  Federal Income Tax Deductibility Limitations. The Omnibus Budget Reconciliation Act ("OBRA") passed by Congress in 1993 imposes a $1,000,000 limit on the deductibility of certain compensation paid to the Chief Executive Officer and other named officers. Compensation paid to these officers in excess of $1,000,000, that is not performance based, cannot be claimed by the Company as a tax deduction.

  None of the officers named below received compensation in Fiscal 1995 that would exceed the $1,000,000 limit on deductibility under OBRA.

                    Thomas H. Davis, Chairman
                        Douglas D. Brendle
                         S. Floyd Brendle
                          Robert R. Dunn
                         James B. Edwards


  Compensation Committee Interlocks and Insider Participation.  Douglas
D. Brendle, who currently serves on the Compensation Committee of the Board of Directors, served as President and Chief Executive Officer from April 13, 1993 until February 27, 1995.

                        PERFORMANCE GRAPH

  Set forth below is the Company's Performance Graph and Supporting Tables comparing the Company's cumulative total shareholder return for the five-year period ending January 28, 1995 with that of the NASDAQ Stock Market (US Companies) Index and the NASDAQ Retail Trade Index. The price data for the two NASDAQ indices were calculated on a dividend reinvested basis. Because the Company's fiscal year ends on a Saturday and each of the five years included in the draft, the closing price for the Friday prior to the end of the fiscal year has been used.

                 (Performance Graph appears here)


                      2/2/90    2/2/91    2/1/92   1/30/93    1/29/94   1/28/95
Brendle's Inc.       $100.00    $38.70    $25.81   $16.13     $17.74      $8.06
NASDAQ - US          $100.00   $102.49   $155.51  $175.79    $201.12    $193.87
NASDAQ Retail        $100.00   $119.01   $204.74  $184.70    $197.04    $176.73

             TRANSACTIONS WITH OFFICERS AND DIRECTORS

Shareholders' Agreement

  In April of 1986, prior to the initial public offering of the Company's Common Stock, all of the then shareholders of the Company (including Douglas D. Brendle, S. Floyd Brendle, Patty Brendle Redway, and William F. Cosby) entered into a Shareholders' Agreement with the Company. Therein, the shareholders agreed, among other things, to restrict the transfer of their Common Stock to any unrelated party (as defined) without the written consent of all remaining shareholders who are parties to the Agreement unless the transferring shareholder gives a right of first refusal to related parties (as defined) of the transferring shareholder and to the remaining shareholders who are parties to the Agreement, and such right of first refusal is not exercised. In addition, the Shareholders' Agreement gives the right, exercisable within nine months of death, to the personal representative of certain deceased shareholders who were parties to the Agreement, to cause the Company to redeem from the deceased shareholder's estate up to that number of shares of Common Stock of the Company owned by the deceased shareholder at his death valued at the average of the closing prices for the 20 trading days prior to the date of death, not to exceed the life insurance proceeds received by the Company as a result of such death. The Company has purchased life insurance in the face amounts set forth below at a net aggregate cost (premiums less dividends and increase in cash surrender value) for the fiscal year ended January 28, 1995 of approximately $113,975: Douglas D. Brendle, $5,000,000; S. Floyd Brendle, $5,250,000; William F. Cosby, $3,070,000; and Patty Brendle Redway $3,000,000. The Company has borrowed $1,835,000, in the aggregate, against these policies.

  One effect of the Shareholders' Agreement may be to make it more difficult for a third party to acquire a significant equity position in the Company. Conversely, the Shareholders' Agreement may make it easier for a party to the Shareholders' Agreement, including incumbent management of the Company, to retain significant equity positions in the Company or to retain their management positions with the Company. In addition, implementation of certain of the aforesaid rights may, under proper circumstances, cause a change in control of the Company.

Split Dollar Insurance Agreements

  The Company has entered into split dollar life insurance agreements for the benefit of four of its executive officers and/or directors or their spouses and families. Upon the death of any such officer or director, the Company will receive not less than the net premiums paid, and the insured's beneficiary will receive the balance of the insurance proceeds. Pursuant to the agreements, life insurance coverage, the premiums for which are paid by the Company, has been purchased on the following persons in the following aggregate policy amounts: Douglas D. Brendle, $3,000,000; S. Floyd Brendle, $2,000,000; David R. Renegar, $113,220; and Gregory S. Stegall, $127,439. The Company's net aggregate cost (premiums less dividends and increase in cash surrender value) for such insurance for the fiscal year ended January 29, 1994 was approximately $193,046.

Leases

  Brenco, a North Carolina partnership consisting of Douglas D. Brendle,
S. Floyd Brendle, William F. Cosby, and two Trusts under an Agreement with J. Harold Brendle, dated October 20, 1982 ("Brenco"), leases 13 stores and the Company's corporate office building and contiguous warehouse to the Company. During the fiscal year ended January 28, 1995, the Company paid or accrued to Brenco an aggregate of approximately $2,294,732 with respect to these leases. All of the leases are for a 10-year period from their respective dates of origin, except for one lease which is for a 7-year period, with remaining lease terms ranging from zero (0) year to four (4) years, and the leases have certain extension options. The Company anticipates, with respect to those leases which expire during the current fiscal year, that it will enter into agreements for the extension of such leases or exercise its renewal options prior to the
date of expiration of any such lease.   All of the leases grant to
Brenco the right to require the Company to purchase any or all of the premises under any or all of the leases at a purchase price equal to the fair market value of the respective premises purchased, as such fair market value is determined by a third party appraiser acceptable to both the Company and Brenco, provided, however, that, in each event, the purchase of the premises is first approved by the Committee of Unaffiliated Directors of the Company in their sole discretion. The total amount owing under the Brenco leases for their remaining terms is approximately $3,117,000. The Bankruptcy Court approved amendments to the Brenco leases which provided for incentive rent based on the performance of the Company and which will extend certain of the leases by one (1) to two (2) years.

  On November 1, 1991, the Company and Brenco entered into an agreement wherein Brenco agreed to reduce rents payable by the Company by an annual amount of $500,000. This agreement was required by the Company's lenders as part of the loan agreement reached between the Company and its lenders in October, 1991.

  Brenco is the owner and franchisee of the Holiday Inn located in Jonesville, North Carolina in which the Company held various meetings and corporate functions during the fiscal year ended January 28, 1995. The Company was charged the standard corporate rates for these services and paid an aggregate of $32,686 therefor.

  Management of the Company believes that the terms of all these leases are no less favorable to the Company than would have been available from unaffiliated third parties.

Transportation Activities

  During the fiscal year ended January 28, 1995, a subsidiary of the Company occasionally used an airplane owned by Sky-Lease, Inc., the voting securities of which are owned by Douglas D. Brendle, S. Floyd Brendle, William F. Cosby, and a Trust under an Agreement dated October 20, 1982 with J. Harold Brendle, and Sky-Lease, Inc. was paid an aggregate of $17,710 in rent charges for such airplane. The Company previously leased two airplanes from Sky-Lease, Inc., however, such leases were terminated effective December 31, 1991, by mutual agreement of the parties and as a condition to the Loan Agreement entered into between the Company and its lenders in October, 1991.

Loan Agreements

  As a condition to the loan agreement entered into between the Company and its lenders in October, 1991, Douglas D. Brendle and Brenco each loaned $1,000,000 to the Company which loans were satisfied by the Company in April 1994, pursuant to the provisions of the Plan of Reorganization. Under the terms of the Plan, Mr. Brendle and Brenco received payment of the principal balance of their secured claims and 52% of their unsecured claims, together with their proportional share of 35% new stock issuance made as a part of the Plan of Reorganization, without any allowances for post-petition interest accruals. The Company has no other loan amounts owing to related parties.

Hold Harmless and Other Agreements

  The Company is party to agreements with Thomas H. Davis, James B. Edwards and John D. Gray, non-employee directors of the Company, to hold each harmless, subject to certain limitations under applicable law, from liabilities arising from service as a director of the Company. The agreements contain certain assurances that the provisions of the Company's by-laws relating to indemnification of directors will not be changed. The Company has not entered into similar agreements with other directors, but may do so in the future.

           SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                        (Item 2 on Proxy)

  The Board of Directors has appointed Price Waterhouse LLP, independent public accountants, as its auditors for the Company's fiscal year ending January 27, 1996. Price Waterhouse LLP has acted in this capacity since the beginning of the Company's 1974 fiscal year. The Company has been advised by Price Waterhouse LLP that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries other than as auditors. Although the appointment of independent auditors is not required to be submitted to a vote of the shareholders, the Directors believe that shareholders may wish to participate in this process. A negative vote by shareholders will be considered in connection with the selection of the Company's auditors for its fiscal year ending February 1, 1997. The Company understands that a representative from Price Waterhouse LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions. The Board of Directors considers Price Waterhouse LLP well qualified to act as the Company's auditors and recommends that shareholders vote for approval of the appointment of this firm as independent auditors of the Company for the Company's fiscal year ending January 27, 1996.

           SHAREHOLDER PROPOSALS - 1996 ANNUAL MEETING

  Shareholder proposals, in order to be included in the Company's proxy material for the 1996 Annual Meeting of Shareholders, must be in writing, addressed and sent to the Corporate Secretary and received by the Company no later than January 1, 1996.

             MISCELLANEOUS MATTERS AND OTHER BUSINESS

  Proxies solicited hereunder will be voted for the election as directors of the seven nominees set forth herein and for the other proposals herein unless contrary instructions are given on such proxies or unless they are duly revoked prior to being voted.

  The Board of Directors knows of no other matter to come before the Annual Meeting of Shareholders. However, if any other matter requiring a vote of the shareholders should arise, it is the intention of the persons named in the proxy to vote thereon according to their best judgment. However, no discretionary power to vote is solicited which would cause such persons to be beneficial owners of the Company's Common Stock within the meaning of the North Carolina Control Share Acquisition Act.

                              By Order of the Board of Directors

                              DAVID R. RENEGAR
                              Secretary

Dated:  May 1, 1995
         Elkin, North Carolina

**************************************************************************
                              APPENDIX
**************************************************************************

                          Brendle's Incorporated
                        1919 N. Bridge Street Ext.
                             Elkin, NC  28621


                                   PROXY

       This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned hereby appoints David R. Renegar and David B. Blanco, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to take action with respect to and vote, as designated below, all the shares of Common Stock of Brendle's Incorporated ("Company") held of record by the undersigned on April 10, 1995, at the Annual Meeting of Shareholders to be held on June 1, 1995, and any adjournments thereof.

1.   ELECTION OF DIRECTORS
          FOR all nominees listed below        WITHHOLD AUTHORITY to vote
(except as marked to the contrary below) [ ]   for all nominees listed below [ ]
  Douglas D. Brendle, S. Floyd Brendle, William F. Cosby, Robert R. Dunn,
    John A. Northen, Patty Brendle Redway and Stephen T . Westerfield (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF PRICE WATERHOUSE as the independent public accountants of the Company for the fiscal year ended January 27, 1996.

                 [ ] FOR            [ ] AGAINST        [ ] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.






     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, the proxy will be voted for Items 1 and 2.

                              Please sign exactly as name appears below.


                              When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, please print full corporate name and sign by President or other authorized officer. If a partnership, please sign in partnership name by authorized general partner.


                              Signature

                              Other holder's signature if held jointly.

DATED:  ____________ ___, 1995

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.